Exhibit 5.1

1 August 2024

Matter No.: 1001470

Doc ref: FW/110141380v2
852 2842 9521
Flora.Wong@conyers.com

Kuke Music Holding Limited

Room 303, Beijing Broadcasting Tower

14A Jianguomenwai Avenue

Chaoyang District

Beijing, 100022

People’s Republic of China

Dear Sir/Madam,

Re: Kuke Music Holding Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 29 September 2022 (as subsequently amended on 18 November 2022, 10 January 2023 and 10 February 2023) under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and the prospectus supplement dated 5 July 2024 (the “Prospectus Supplement”) which supplements the prospectus dated 6 March 2023 that formed part of the Registration Statement (the “Initial Prospectus”, as supplemented by the Prospectus Supplement, the “Prospectus”).

Pursuant to the Prospectus, the Company offers to certain investor (i) convertible note due 5 July 2025 in the aggregate principal amount of US$1,142,500 (the “Note”), (ii) up to 5,000,000 class A ordinary shares of par value US$0.001 per share of the Company (the “Class A Ordinary Shares” and such Class A Ordinary Shares to be issued upon a conversion of the Note, the “Conversion Shares”) issuable upon conversion of the Note, and (iii) 950,000 American Depositary Shares at a price of US$0.001 per share, each representing one Class A Ordinary Share (the “New Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following document(s):

1.1.	the Registration Statement; and

1.2.	the Prospectus.

The documents listed in items 1.1 through 1.2 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.3.	a copy of the second amended and restated memorandum and articles of association of the Company adopted on 18 December 2020 which became effective on 14 January 2021 (the “Constitutional Documents”);

1.4.	a copy of the minutes of a meeting of the board of directors of the Company held on 2 July 2024 (the “Resolutions”);

1.5.	a copy of the Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 3 July 2024 (the “Certificate Date”);

1.6.	a register of members of the Company certified by Conyers Trust Company (Cayman) Limited as the assistant secretary of the Company on 31 July 2024 (the “Register of Members”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of all parties to enter into any and all documents entered into in connection with the issuance of the New Shares and the Note, and to perform its respective obligations under thereunder;

2.4.	the due execution and delivery of any and all documents entered into in connection with the issuance of the New Shares and the Note by each of the parties thereto;

2.5.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.8.	that the Company will have sufficient unissued authorised capital to effect the issue of any Conversion Share upon conversion in accordance with the terms of the Note;

2.9.	the legality, validity and binding effect under the governing law (the “Foreign Laws”) of any and all documents entered into by the Company in connection with the issuance of the New Shares and the Note;

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2.10.	that, upon the issue of any New Share , the Company has received consideration for the final issue price thereof which shall be equal to at least the par value thereof;

2.11.	that no Conversion Share will be issued at a conversion price which is below the par value of the Conversion Share;

2.12.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.13.	the Company has not taken any action to appoint a restructuring officer;

2.14.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary, direct or indirect, of any sovereign entity or state; and

2.15.	that on the date of allotment and issuance of any New Share or Conversion Share the Company is, and after any such allotment and issuance, will be able to pay its liabilities as they become due.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the Note:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Note if there are other proceedings in respect of the Note simultaneously underway against the Company in another jurisdiction.

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3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

4.2.	Based solely on our review of the memorandum of association of the Company, the Company has an authorised share capital of US$50,000 divided into 50,000,000 shares of a nominal or par value of US$0.001 each, of which 41,718,902 are be designated as Class A Ordinary Shares of a nominal or par value of US$0.001 each and 8,281,098 are designated as Class B ordinary shares of a nominal or par value of US$0.001 each.

4.3.	Upon due issuance of the Conversion Shares in accordance with the terms of the Note, the Conversion Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	Based solely on our review of the Register of Members, the issue of the New Shares to Streeterville Capital, LLC on 4 July 2024 was duly authorised and such New Shares were validly issued.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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